Exhibit 16.1

November 20, 2009

Audit • Tax • Advisory

Grant Thornton LLP
U.S. Securities and Exchange Commission	155 N 400 W, Suite 500
Office of the Chief Accountant	Salt Lake City, UT 84103-1141
100 F Street, NE
Washington, DC 20549	T 801.531.6888
F 801.322.0061
www.GrantThornton.com

Re:	Overstock.com, Inc.
File No. 000-49799

Dear Sir or Madam:

Grant Thornton LLP (“Grant Thornton” “We” or our “Firm”) has read Item 4.01 of Form 8-K of Overstock.com, Inc. (“the Company”) dated November 16, 2009. We do not agree with statements concerning our Firm.

Grant Thornton did not issue an audit opinion on the Company’s financial statements. Grant Thornton, therefore, did not take a position as to whether the Company’s financial statements for the year ending December 31, 2008 should be restated. That determination must be made by the Company. Further, paragraph 4 references a report on the Company’s consolidated financial statements for the year ending December 31, 2009. As we have not performed an audit of the Company’s financial statements for any period, this reference is incorrect.

On March 23, 2009, Grant Thornton was engaged to review, not audit, the Company’s interim financial statements to be filed on Form 10-Q for the quarter ended September 30, 2009. Review procedures are substantially less in scope than an audit and consist principally of performing analytical procedures and making inquiries of persons responsible for financial and accounting matters.

We disagree with the Company’s statement in paragraph 7 “that upon further consultation and review within the firm, Grant Thornton revised its earlier position” regarding the previously filed 2009 interim financial statements. This statement is not accurate. The Company brought the overpayment to a fulfillment partner to Grant Thornton’s attention in October. After additional discussions with the Company, the predecessor auditor and receipt of additional documentation from the Company we determined that the Company’s position as to the accounting treatment for the overpayment to a fulfillment partner was in error. Further the Company’s statement does not address the fact that the consultation noted in paragraph 5 was in relation to the ongoing incomplete review of the September 30, 2009 interim financial statements.

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

We have also read Item 4.02 of Form 8-K of Overstock.com, Inc. (“the Company”) dated November 16, 2009 and disagree with the statements concerning our Firm contained therein. During the course of our incomplete review of the Company’s September 30, 2009 financial statements, we advised the Company that disclosure should be made to prevent future reliance on its March 31, 2009 and June 30, 2009 financial statements. We advised the company to make the disclosure because we became aware that material modifications should be made to the previously filed 2009 interim financial statements to conform with US GAAP. Such modifications are necessary due to the Company having reduced its cost of goods sold in the first quarter of 2009 by receipt of a refund of an overpayment to a fulfillment partner. Further, the Company had additional items which we discussed that were still unresolved at the time we were dismissed, that could have a material impact on the first and second quarter financial statements for 2009. These items are identified by the Company in Paragraph 5 in item 4.01 of the Company’s Form 8-K.

Very truly yours,

cc:	Stephen J. Chestnut, Sr. Vice President Finance, Overstock.com, Inc.
Jonathan E. Johnson, President and Corporate Secretary, Overstock.com, Inc.